Exhibit 99.2

American Rebel Announces Appointment of GBQ Partners, LLC

Nashville, TN, May 15, 2024 (GLOBE NEWSWIRE) — American Rebel Holdings, Inc. (NASDAQ: AREB), a designer, manufacturer, and marketer of American Rebel Beer ( www.americanrebelbeer.com ) and branded safes, personal security and self-defense products and apparel, today announced the appointment of GBQ Partners, LLC as its independent registered public accounting firm, effective May 14, 2024.

The appointment of GBQ Partners, LLC was made after a detailed evaluation process and has been approved by the Company’s Audit Committee. American Rebel anticipates seeking a limited extension of the deadline for its upcoming 10-Q by filing a Form 12b-25 no later than one business day after the original due date for such report.

About American Rebel Holdings, Inc.

American Rebel Holdings, Inc. (NASDAQ: AREB) has operated primarily as a designer, manufacturer and marketer of branded safes and personal security and self-defense products and has recently transitioned into the beverage industry through the introduction of American Rebel Beer. The Company also designs and produces branded apparel and accessories. To learn more, visit www.americanrebel.com and www.americanrebelbeer.com. For investor information, visit www.americanrebel.com/investor-relations ..

Company Contact:

info@americanrebel.com

Investor Relations:

Brian M. Prenoveau, CFA

MZ North America

+1 (561) 489-5315

AREB@mzgroup.us